As filed with the Securities and Exchange Commission on February 13, 2019.

Registration Nos. 2-99356

811-04367

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No. ____	☐
Post-Effective Amendment No. 344	☒

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 348	☒

(Check Appropriate Box or Boxes)

COLUMBIA FUNDS SERIES TRUST I

(Exact Name of Registrant as Specified in Charter)

225 Franklin Street, Boston, Massachusetts 02110

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 345-6611

Christopher O. Petersen, Esq. c/o Columbia Management Investment Advisers, LLC 225 Franklin Street Boston, Massachusetts 02110	Ryan C. Larrenaga, Esq. c/o Columbia Management Investment Advisers, LLC 225 Franklin Street Boston, Massachusetts 02110

(Name and Address of Agents for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

This Post-Effective Amendment relates to Multi-Manager Small Cap Equity Strategies Fund.

EXPLANATORY NOTE

This Post-Effective Amendment No. 344 to the Registration Statement on Form N-1A (File No. 2-99356) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding exhibits to such Registration Statement. Accordingly, this Post-Effective Amendment No. 344 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 344 does not change the form of any prospectus or Statement of Additional Information included in post-effective amendments previously filed with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 344 shall become effective upon filing with the SEC.

PART C. OTHER INFORMATION

Item 28. Exhibits

(a)(1)	Second Amended and Restated Agreement and Declaration of Trust, dated August 10, 2005, is incorporated by reference to Post-Effective Amendment No. 40 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(1)), filed on September 16, 2005.

(a)(2)	Amendment No. 1 to Second Amended and Restated Agreement and Declaration of Trust, effective September 19, 2005, is incorporated by reference to Post-Effective Amendment No. 40 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(2)), filed on September 16, 2005.

(a)(3)	Amendment No. 2 to Second Amended and Restated Agreement and Declaration of Trust, effective December 13, 2017, is incorporated by reference to Post-Effective Amendment No. 313 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(3)), filed on January 16, 2018.

(a)(4)	Amendment No. 3 to Second Amended and Restated Agreement and Declaration of Trust, effective March 7, 2018, is incorporated by reference to Post-Effective Amendment No. 318 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(4)), filed on March 29, 2018.

(a)(5)	Amendment No. 4 to Second Amended and Restated Agreement and Declaration of Trust, effective December 13, 2018, is incorporated by reference to Post-Effective Amendment No. 342 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (a)(5)), filed on December 21, 2018.

(b)	Amended and Restated By-laws of the Registrant, effective October 20, 2015, are incorporated by reference to Post-Effective Amendment No. 248 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (b)), filed on December 22, 2015.

(c)	Not Applicable.

(d)(1)	Amended and Restated Management Agreement, as of April 25, 2016, between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant, is incorporated by reference to Post-Effective Amendment No. 257 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(1)), filed on April 27, 2016.

(d)(1)(i)	Schedule A and Schedule B, as of December 1, 2018, to the Management Agreement between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant, amended and restated as of April 25, 2016, are incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(1)(i)), filed on November 27, 2018.

(d)(2)	Amended and Restated Management Agreement, as of October 25, 2016, between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant, effective June 16, 2015, is incorporated by reference to Post-Effective Amendment No. 68 to Registration Statement No. 033-14954 of Columbia Funds Variable Insurance Trust on Form N-1A (Exhibit (d)(2)), filed on October 31, 2016.

(d)(2)(i)	Schedule A and Schedule B, as of May 1, 2018, to the Management Agreement between Columbia Management Investment Advisers, LLC, Columbia Funds Variable Insurance Trust and the Registrant, as of October 25, 2016, are incorporated by reference to Post-Effective Amendment No. 76 to Registration Statement No. 033-14954 of Columbia Funds Variable Insurance Trust on Form N-1A (Exhibit (d)(2)(i)), filed on April 27, 2018.

(d)(3)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC, dated March 7, 2012, is incorporated by reference to Post-Effective Amendment

No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(3)), filed on May 30, 2014.

(d)(3)(i)	Addendum, dated March 7, 2012, to the Subadvisory Agreement, dated March 7, 2012, between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC on behalf of Multi-Manager Alternative Strategies Fund is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(3)(1)), filed on May 30, 2014.

(d)(3)(ii)	Amendment No. 1, dated August 18, 2016 to the Subadvisory Agreement dated March 7, 2012, between Columbia Management Investment Advisers, LLC and AQR Capital Management, LLC on behalf of Multi-Manager Directional Alternative Strategies Fund is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(3)(ii)), filed on September 30, 2016.

(d)(4)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and EAM Investors, LLC, dated March 7, 2012, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 99356 of the Registrant on Form N-1A (Exhibit (d)(5)), filed on May 30, 2014.

(d)(5)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and PGIM, Inc., the asset management arm of Prudential Financial, dated March 9, 2016, is incorporated by reference to Post-Effective Amendment No. 259 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(6)), filed on May 16, 2016.

(d)(5)(i)	Amendment No. 1, dated June 29, 2018, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and PGIM, Inc., the asset management arm of Prudential Financial, dated March 9, 2016, is incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(6)(i)), filed on November 27, 2018.

(d)(6)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and TCW Investment Management Company LLC, dated February 6, 2013, last amended January 25, 2017, is incorporated by reference to Post-Effective Amendment No. 293 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(7)), filed on March 29, 2017.

(d)(6)(i)	Addendum – Authorization to Enter Into Over-The-Counter And/Or Exchange Traded Derivatives between Columbia Management Investment Advisers, LLC and TCW Investment Management Company LLC, dated March 7, 2012, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(7)(1)), filed on May 30, 2014.

(d)(7)	Subadvisory Agreement among Columbia Management Investment Advisers, LLC and Threadneedle International Limited, dated March 5, 2014, is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)), filed on August 26, 2015.

(d)(7)(i)	Amendment No. 1, dated December 19, 2014, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)(i)), filed on August 26, 2015.

(d)(7)(ii)	Amendment No. 2, dated March 4, 2015, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)(ii)), filed on August 26, 2015.

(d)(7)(iii)	Amendment No. 3, dated June 10, 2015, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)(iii)), filed on August 26, 2015.

(d)(7)(iv)	Amendment No. 4, dated August 17, 2016, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, is incorporated by reference to Post-Effective Amendment No. 323 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(8)(iv)), filed on April 26, 2018.

(d)(7)(v)	Form of Amendment No. 5, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, is incorporated by reference to Post-Effective Amendment No. 324 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(8)(v)), filed on May 4, 2018.

(d)(7)(vi)	Addendum, dated December 19, 2014, to the Subadvisory Agreement, dated March 5, 2014, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, pertaining to CAAF Offshore Fund Ltd., a subsidiary of Columbia Alternative Beta Fund, is incorporated by reference to Post-Effective Amendment No. 236 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(10)(vii)), filed on August 26, 2015.

(d)(8)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Water Island Capital, LLC, dated March 7, 2012, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(9)), filed on May 30, 2014.

(d)(9)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Conestoga Capital Advisors, LLC, dated June 11, 2014, is incorporated by reference to Post-Effective Amendment No. 205 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(11)), filed on August 28, 2014.

(d)(19)(i)	Amendment No. 1, dated June 1, 2018, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Conestoga Capital Advisors, LLC, dated June 11, 2014, is incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(11)(i)), filed on November 27, 2018.

(d)(10)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Loomis, Sayles and Company, L.P., dated December 4, 2013, is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(12)), filed on May 30, 2014.

(d)(10)(i)	Amendment No.1, dated March 9, 2016, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Loomis, Sayles and Company, L.P., dated December 4, 2013, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(14)(i)), filed on April 11, 2016.

(d)(11)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and BMO Asset Management Corp., dated October 20, 2015, is incorporated by reference to Post-Effective Amendment No. 243 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(16)), filed on October 26, 2015.

(d)(11)(i)	Amendment No.1, as of May 1, 2017, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and BMO Asset Management Corp., dated October 20, 2015, is incorporated by reference to Post-Effective Amendment No. 295 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(13)(i)), filed on April 26, 2017.

(d)(11)(ii)	Amendment No. 2, as of August 2, 2018, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and BMO Asset Management Corp., dated October 20, 2015, is incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(13)(i)), filed on November 27, 2018.

(d)(12)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Boston Partners Global Investors Inc., on behalf of Multi-Manager Directional Alternative Strategies Fund, dated August 18, 2016, is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(15)), filed on September 30, 2016.

(d)(12)(i)	Amendment No. 1, dated June 26, 2018, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Boston Partners Global Investors Inc., on behalf of Multi-Manager Directional Alternative Strategies Fund, dated August 18, 2016, is incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(14)(i)), filed on November 27, 2018.

(d)(13)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Wells Capital Management Incorporated, on behalf of Multi-Manager Directional Alternative Strategies Fund, dated November 1, 2018, is incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(15)), filed on November 27, 2018.

(d)(14)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Los Angeles Capital Management and Equity Research, Inc., on behalf of Multi-Manager Growth Strategies Fund, dated January 25, 2017, is incorporated by reference to Post-Effective Amendment No. 288 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(16)), filed on February 7, 2017.

(d)(14)(i)	Amendment No. 1, dated May 31, 2018, to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Los Angeles Capital Management and Equity Research, Inc., on behalf of Multi-Manager Growth Strategies Fund, dated January 25, 2017, is incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(16)(i)), filed on November 27, 2018.

(d)(15)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Manulife Asset Management (US) LLC, on behalf of Multi-Manager Alternative Strategies Fund, effective September 13, 2017, is incorporated by reference to Post-Effective Amendment No. 304 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(17)), filed on September 13, 2017.

(d)(16)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Arrowstreet Capital, Limited Partnership, on behalf of Multi-Manager International Equity Strategies Fund, effective May 14, 2018, is incorporated by reference to Post-Effective Amendment No. 324 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(18)), filed on May 4, 2018.

(d)(17)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Baillie Gifford Overseas Limited, on behalf of Multi-Manager International Equity Strategies Fund, effective May 14, 2018, is incorporated by reference to Post-Effective Amendment No. 324 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(19)), filed on May 4, 2018.

(d)(18)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Causeway Capital Management LLC, on behalf of Multi-Manager International Equity Strategies Fund, effective May 14, 2018, is incorporated by reference to Post-Effective Amendment No. 324 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(20)), filed on May 4, 2018.

(d)(19)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and AlphaSimplex Group, LLC, on behalf of Multi-Manager Alternative Strategies Fund, effective May 23, 2018, is incorporated by reference to Post-Effective Amendment No. 327 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(21)), filed on May 23, 2018.

(d)(19)(i)	Addendum to the Subadvisory Agreement between Columbia Management Investment Advisers, LLC and AlphaSimplex Group, LLC, on behalf of Multi-Manager Alternative Strategies Fund, effective May 23, 2018, is incorporated by reference to Post-Effective Amendment No. 327 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(21)(i)), filed on May 23, 2018.

(d)(20)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Voya Investment Management Co. LLC, on behalf of Multi-Manager Total Return Bond Strategies Fund, dated December 6, 2018, is incorporated by reference to Post-Effective Amendment No. 339 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(22)), filed on December 6, 2018.

(d)(21)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and J.P. Morgan Investment Management Inc., on behalf of Multi-Manager Small Cap Equity Strategies Fund, dated December 19, 2018, is incorporated by reference to Post-Effective Amendment No. 341 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(23)), filed on December 19, 2018.

(d)(22)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Hotchkis and Wiley Capital Management, LLC, on behalf of Multi-Manager Small Cap Equity Strategies Fund, effective February 13, 2019, is filed herewith as Exhibit (d)(22) to Post-Effective Amendment No. 344 to Registration Statement No. 2-99356 of the Registrant on Form N-1A.

(d)(23)	Management Agreement between Columbia Management Investment Advisers, LLC and CAAF Offshore Fund, Ltd., a subsidiary of Columbia Alternative Beta Fund, effective October 1, 2015, is incorporated by reference to Post-Effective Amendment No. 239 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(18)), filed on September 28, 2015.

(d)(24)	Management Agreement between Columbia Management Investment Advisers, LLC and ASGM Offshore Fund, Ltd., a subsidiary of Multi-Manager Alternative Strategies Fund, effective January 1, 2016, is incorporated by reference to Post-Effective Amendment No. 248 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(22)), filed on December 22, 2015.

(d)(25)	Management Agreement between Columbia Management Investment Advisers, LLC and ASMF Offshore Fund, Ltd., a subsidiary of Multi-Manager Alternative Strategies Fund, effective January 1, 2016, is incorporated by reference to Post-Effective Amendment No. 248 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (d)(23)), filed on December 22, 2015.

(e)(1)	Amended and Restated Distribution Agreement by and between Registrant and Columbia Management Investment Distributors, Inc., dated March 1, 2016, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (e)(1)), filed on April 11, 2016.

(e)(1)(i)	Restated Schedule I, effective March 7, 2018, and Schedule II to Amended and Restated Distribution Agreement by and between the Registrant and Columbia Management Investment Distributors, Inc., dated March 1, 2016, are incorporated by reference to Post-Effective Amendment No. 324 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (e)(1)(i)), filed on May 4, 2018.

(e)(2)	Form of Mutual Fund Sales Agreement is incorporated by reference to Post-Effective Amendment No. 293 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (e)(2)), filed on March 29, 2017.

(f)	Form of Deferred Compensation Agreement is incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (f)), filed on May 30, 2014.

(g)(1)	Second Amended and Restated Master Global Custody Agreement between certain Funds and JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 124 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(2)), filed on April 29, 2011.

(g)(2)	Addendum to Master Global Custody Agreement (related to Multi-Manager Alternative Strategies Fund, Multi-Manager Total Return Bond Strategies Fund, Multi-Manager Small Cap Equity Strategies Fund and Multi-Manager Growth Strategies Fund), dated March 9, 2012 and Addendum to Master Global Custody Agreement (related to Columbia Adaptive Risk Allocation Fund), dated June 11, 2012, are incorporated by reference to Post-Effective Amendment No. 196 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(2)), filed on May 30, 2014.

(g)(3)	Addendum to Master Global Custody Agreement (related to Columbia Alternative Beta Fund), dated January 15, 2015, is incorporated by reference to Post-Effective Amendment No. 221 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(3)), filed on February 27, 2015.

(g)(4)	Addendum to Master Global Custody Agreement (related to Columbia Multi-Asset Income Fund and Columbia U.S. Social Bond Fund), dated March 18, 2015, is incorporated by reference to Post-Effective Amendment No. 223 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(4)), filed on March 24, 2015.

(g)(5)	Side letter (related to the China Connect Service on behalf of Columbia Emerging Markets Fund, Columbia Greater China Fund and Columbia Pacific/Asia Fund), dated March 6, 2018, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to Post-Effective Amendment No. 318 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(5)), filed on March 29, 2018.

(g)(6)	Addendum to Master Global Custody Agreement (related to Multi-Manager Directional Alternative Strategies Fund), is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(6)), filed on September 30, 2016.

(g)(7)	Addendum to Master Global Custody Agreement (related to Columbia Adaptive Retirement 2020 Fund, Columbia Adaptive Retirement 2030 Fund, Columbia Adaptive Retirement 2040 Fund, Columbia Adaptive Retirement 2050 Fund, Columbia Adaptive Retirement 2060 Fund, Columbia Solutions Aggressive Portfolio and Columbia Solutions Conservative Portfolio) is incorporated by reference to Post-Effective Amendment No. 308 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(7)), filed on October 20, 2017.

(g)(8)	Addendum to Master Global Custody Agreement (related to Columbia Adaptive Retirement 2025 Fund, Columbia Adaptive Retirement 2035 Fund, Columbia Adaptive Retirement 2045 Fund and Columbia Adaptive Retirement 2055 Fund) is incorporated by reference to Post-Effective Amendment No. 318 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(8)), filed on March 29, 2018.

(g)(9)	Addendum to Master Global Custody Agreement (related to Multi-Manager International Equity Strategies Fund) is incorporated by reference to Post-Effective Amendment No. 324 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(9)), filed on May 4, 2018.

(g)(10)	Addendum, effective April 4, 2016, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011, is incorporated by reference to

Post-Effective Amendment No. 297 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (g)(7)), filed on May 30, 2017.

(h)(1)	Amended and Restated Transfer and Dividend Disbursing Agent Agreement by and between the Registrant and Columbia Management Investment Services Corp., dated March 1, 2016, is incorporated by reference to Post-Effective Amendment No. 295 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(1)), filed on April 26, 2017.

(h)(1)(i)	Schedule A and Schedule B, effective July 1, 2018, to the Amended and Restated Transfer and Dividend Disbursing Agent Agreement by and between the Registrant and Columbia Management Investment Services Corp., dated March 1, 2016, are incorporated by reference to Post-Effective Amendment No. 330 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(1)(i)), filed on July 26, 2018.

(h)(2)	Form of Indemnification Agreement is incorporated by reference to Post-Effective Amendment No. 46 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(6)), filed on March 24, 2006.

(h)(3)	Amended and Restated Fee Waiver and Expense Cap Agreement, effective July 1, 2016, by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant and Columbia Funds Variable Insurance Trust is incorporated by reference to Post-Effective Amendment No. 264 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(4)), filed on June 29, 2016.

(h)(3)(i)	Restated Schedule A, effective May 1, 2018, to the Amended and Restated Fee Waiver and Expense Cap Agreement, effective July 1, 2016, by and among Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc., Columbia Management Investment Services Corp., the Registrant and Columbia Funds Variable Insurance Trust, is incorporated by reference to Post-Effective Amendment No. 76 to Registration Statement No. 033-14954 of Columbia Funds Variable Insurance Trust on Form N-1A (Exhibit (h)(3)(i)), filed on April 27, 2018.

(h)(4)	Agreement and Plan of Reorganization, dated October 9, 2012, is incorporated by reference to Post-Effective Amendment No. 175 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(8)), filed on May 30, 2013.

(h)(5)	Agreement and Plan of Reorganization, dated December 20, 2010, is incorporated by reference to Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (h)(9)), filed on April 29, 2011.

(h)(6)	Agreement and Plan of Reorganization, dated December 17, 2015, is incorporated by reference to Registration Statement No. 333-208706 of Columbia Funds Series Trust on Form N-14 (Exhibit (4)), filed on December 22, 2015.

(h)(7)	Amended and Restated Credit Agreement, as of December 5, 2017, is incorporated by reference to Post-Effective Amendment No. 328 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (h)(7)), filed on May 29, 2018.

(h)(8)	Amended and Restated Credit Agreement, as of December 4, 2018, is incorporated by reference to Post-Effective Amendment No. 190 to Registration Statement No. 333-146374 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(8)), filed on December 21, 2018.

(h)(9)	Master Inter-Fund Lending Agreement, dated May 1, 2018, is incorporated by reference to Post-Effective Amendment No. 179 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(11)), filed on May 25, 2018.

(h)(9)(i)	Schedule A and Schedule B, effective September 1, 2018, to the Master Inter-Fund Lending Agreement, dated May 1, 2018, are incorporated by reference to Post-Effective Amendment No. 186 to Registration Statement No. 333-131683 of Columbia Funds Series Trust II on Form N-1A (Exhibit (h)(8)(i)), filed on September 27, 2018.

(i)(1)	Opinion of Counsel of Ropes & Gray LLP is incorporated by reference to Post-Effective Amendment No. 40 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (i)), filed on September 16, 2005.

(i)(2)	Opinion of Counsel of Ropes & Gray LLP is incorporated by reference to Post-Effective Amendment No. 68 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (i)(2)), filed on January 16, 2008.

(i)(3)	Opinion of Counsel of Ropes & Gray LLP is incorporated by reference to Post-Effective Amendment No. 81 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (i)(3)), filed on November 25, 2008.

(i)(4)	Opinion of Counsel of Ropes & Gray LLP is incorporated by reference to Post-Effective Amendment No. 95 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (i)(4)), filed on November 20, 2009.

(i)(5)	Opinion of Counsel of Ropes & Gray LLP is incorporated by reference to Post-Effective Amendment No. 143 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (i)(5)), filed on March 14, 2012.

(i)(6)	Opinion of Counsel of Ropes & Gray LLP, with respect to Columbia Adaptive Risk Allocation Fund, is incorporated by reference to Post-Effective Amendment No. 153 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (I)(6)), filed on June 15, 2012.

(i)(7)	Opinion of Counsel of Ropes & Gray LLP, with respect to Columbia Alternative Beta Fund, is incorporated by reference to Post-Effective Amendment No. 219 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (j)(8)), filed on January 27, 2015.

(i)(8)	Opinion of Counsel of Ropes & Gray LLP, with respect to Columbia Multi-Asset Income Fund and Columbia U.S. Social Bond Fund, is incorporated by reference to Post-Effective Amendment No. 223 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (i)(9)), filed on March 24, 2015.

(i)(9)	Opinion of Counsel of Ropes & Gray LLP, with respect to Multi-Manager Directional Alternative Strategies Fund, is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (i)(10)), filed on September 30, 2016.

(i)(10)	Opinion of Counsel of Ropes & Gray LLP, with respect to Columbia Adaptive Retirement 2020 Fund, Columbia Adaptive Retirement 2030 Fund, Columbia Adaptive Retirement 2040 Fund, Columbia Adaptive Retirement 2050 Fund, Columbia Adaptive Retirement 2060 Fund, Columbia Solutions Aggressive Portfolio and Columbia Solutions Conservative Portfolio, is incorporated by reference to Post-Effective Amendment No. 308 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (i)(11)), filed on October 20, 2017.

(i)(11)	Opinion of Counsel of Ropes & Gray LLP, with respect to Columbia Adaptive Retirement 2025 Fund, Columbia Adaptive Retirement 2035 Fund, Columbia Adaptive Retirement 2045 Fund and Columbia Adaptive Retirement 2055 Fund, is incorporated by reference to Post-Effective Amendment No. 313 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (i)(12)), filed on January 16, 2018.

(i)(12)	Opinion of Counsel of Ropes & Gray LLP, with respect to Multi-Manager International Equity Strategies Fund, is incorporated by reference to Post-Effective Amendment No. 324 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (i)(13)), filed on May 4, 2018.

(j)(1)	Consent of Morningstar, Inc., is incorporated by reference to Post-Effective Amendment No. 21 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (11)(b)), filed on August 30, 1996.

(j)(2)	Consent of PricewaterhouseCoopers LLP: Not Applicable

(k)	Omitted Financial Statements: Not Applicable.

(l)	Initial Capital Agreement: Not Applicable.

(m)(1)	Amended and Restated Distribution Plan, as of March 7, 2018, is incorporated by reference to Post-Effective Amendment No. 328 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(1)), filed on May 29, 2018.

(m)(2)	Amended and Restated Shareholder Servicing Plan, as of March 7, 2018, for certain Fund share classes of the Registrant, is incorporated by reference to Post-Effective Amendment No. 328 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(2)), filed on May 29, 2018.

(m)(3)	Amended and Restated Shareholder Services Plan, as of June 14, 2017, for Registrant’s Class V (formerly known as Class T) shares is incorporated by reference to Post-Effective Amendment No. 299 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(3)), filed on July 28, 2017.

(m)(4)	Shareholder Servicing Plan Implementation Agreement, amended and restated as of June 14, 2017, for Registrant’s Class V (formerly known as Class T) shares between the Registrant and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 299 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(4)), filed on July 28, 2017.

(m)(4)(i)	Restated Schedule I, effective June 14, 2017, to Shareholder Servicing Plan Implementation Agreement for Registrant’s Class V (formerly known as Class T) shares between the Registrant and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 299 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(4)(i)), filed on July 28, 2017.

(m)(5)	Shareholder Servicing Plan Implementation Agreement for certain Fund share classes of the Registrant between the Registrant, Columbia Funds Series Trust and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 113 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(4)), filed on November 24, 2010.

(m)(5)(i)	Restated Schedule I, dated March 7, 2018, to Shareholder Servicing Plan Implementation Agreement, between the Registrant, Columbia Funds Series Trust and Columbia Management Investment Distributors, Inc., is incorporated by reference to Post-Effective Amendment No. 328 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (m)(5)(i)), filed on May 29, 2018.

(n)	Rule 18f – 3 Multi-Class Plan, amended and restated as of March 9, 2018, is incorporated by reference to Post-Effective Amendment No. 328 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (n)), filed on May 29, 2018.

(o)	Reserved.

(p)(1)	Code of Ethics of Columbia Atlantic Board Funds, effective February 2016, is incorporated by reference to Post-Effective Amendment No. 256 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(1)), filed on April 11, 2016.

(p)(2)	Ameriprise Global Asset Management Personal Trading Account Dealing and Code of Ethics Policy, effective December 27, 2017, is incorporated by reference to Post-Effective Amendment No. 315 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(2)), filed on February 1, 2018.

(p)(3)	Code of Ethics of AQR Capital Management, LLC (a subadviser of Multi-Manager Alternative Strategies Fund and Multi-Manager Directional Alternative Strategies Fund), effective February 2016, is incorporated by reference to Post-Effective Amendment No. 276 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(3)), filed on September 30, 2016.

(p)(4)	Code of Ethics of EAM Investors, LLC (a subadviser of Multi-Manager Small Cap Equity Strategies Fund), effective August 1, 2017, is incorporated by reference to Post-Effective Amendment No. 323 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(5)), filed on April 26, 2018.

(p)(5)(i)	Code of Ethics of Prudential Financial Investment Adviser (for PGIM, Inc., a subadviser of Multi-Manager Total Return Bond Strategies Fund), dated August 29, 2018, is incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(6)(i)), filed on November 27, 2018.

(p)(5)(ii)	Code of Ethics of Prudential Financial Investment Adviser, dated January 10, 2018, is incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(6)(ii)), filed on November 27, 2018.

(p)(6)	Code of Ethics of TCW Investment Management Company LLC (a subadviser of Multi-Manager Alternative Strategies Fund and Multi-Manager Total Return Bond Strategies Fund), dated September 10, 2018, is incorporated by reference to Post-Effective Amendment No. 66 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (p)(21)), filed on December 7, 2018.

(p)(6)(i)	Amendment No. 2 of Code of Ethics of TCW Investment Management Company LLC, dated September 10, 2018, is incorporated by reference to Post-Effective Amendment No. 66 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (p)(21)(i)), filed on December 7, 2018.

(p)(7)	Code of Ethics of Water Island Capital, LLC (a subadviser of Multi-Manager Alternative Strategies Fund), dated January 1, 2017, is incorporated by reference to Post-Effective Amendment No. 323 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(8)), filed on April 26, 2018.

(p)(8)	Code of Ethics of Conestoga Capital Advisors, LLC (a subadviser of Multi-Manager Small Cap Equity Strategies Fund), dated July 19, 2016, is incorporated by reference to Post-Effective Amendment No. 295 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(10)), filed on April 26, 2017.

(p)(9)	Code of Ethics of Loomis, Sayles and Company, L.P. (a subadviser of Multi-Manager Growth Strategies Fund and Multi-Manager Total Return Bond Strategies Fund), effective January 14, 2000, as amended April 18, 2018, is incorporated by reference to Post-Effective Amendment No. 332 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(11)), filed on August 27, 2018.

(p)(10)	Code of Ethics of BMO Asset Management Corp. (a subadviser of Multi-Manager Small Cap Equity Strategies Fund), dated December 2016, is incorporated by reference to Post-Effective Amendment No. 295 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(12)), filed on April 26, 2017.

(p)(11)	Code of Ethics of Boston Partners Global Investors Inc. (a subadviser of Multi-Manager Directional Alternative Strategies Fund), effective May 2018, is incorporated by reference to Post-Effective Amendment No. 332 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(13)), filed on August 27, 2018.

(p)(12)	Code of Ethics of Wells Capital Management, Inc. (a subadviser of Multi-Manager Directional Alternative Strategies Fund), effective July 2018, is incorporated by reference to Post-Effective Amendment No. 332 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(14)), filed on August 27, 2018.

(p)(13)	Code of Ethics of Los Angeles Capital Management and Equity Research, Inc. (a subadviser of Multi-Manager Growth Strategies Fund), effective September 28, 2018, is incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(15)), filed on November 27, 2018.

(p)(14)	Code of Ethics of Manulife Asset Management (US) LLC (a subadviser of Multi-Manager Alternative Strategies Fund), effective September 1, 2017, is incorporated by reference to Post-Effective Amendment No. 323 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(16)), filed on April 26, 2018.

(p)(15)	Code of Ethics of Arrowstreet Capital, Limited Partnership (a subadviser of Multi-Manager International Equity Strategies Fund), effective April 1, 2017, is incorporated by reference to Post-Effective Amendment No. 324 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(17)), filed on May 4, 2018.

(p)(16)	Code of Ethics of Baillie Gifford Overseas Limited (a subadviser of Multi-Manager International Equity Strategies Fund), effective September 2018, is incorporated by reference to Post-Effective Amendment No. 338 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(18)), filed on November 27, 2018.

(p)(17)	Code of Ethics of Causeway Capital Management LLC (a subadviser of Multi-Manager International Equity Strategies Fund), is incorporated by reference to Post-Effective Amendment No. 324 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(19)), filed on May 4, 2018.

(p)(18)	Code of Ethics of AlphaSimplex Group, LLC (a subadviser of Multi-Manager Alternative Strategies Fund), is incorporated by reference to Post-Effective Amendment No. 327 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(20)), filed on May 23, 2018.

(p)(19)	Code of Ethics of Voya Investment Management Co. LLC (a subadviser of Multi-Manager Total Return Bond Strategies Fund), effective July 1, 2018, is incorporated by reference to Post-Effective Amendment No. 339 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (p)(21)), filed on December 6, 2018.

(p)(20)	Code of Ethics of J.P. Morgan Investment Management Inc. (a subadviser of Multi-Manager Small Cap Equity Strategies Fund), effective November 8, 2018, is incorporated by reference to Post-Effective Amendment No. 66 to Registration Statement No. 333-146374 of Columbia Funds Variable Series Trust II on Form N-1A (Exhibit (p)(10)), filed on December 7, 2018.

(p)(21)	Code of Ethics of Hotchkis and Wiley Capital Management, LLC (a subadviser of Multi-Manager Small Cap Equity Strategies Fund), as of August 15, 2017, is filed herewith as Exhibit (p)(21) to Post-

Effective Amendment No. 344 to Registration Statement No. 2-99356 of the Registrant on Form N-1A.

(q)(1)	Trustees’ Power of Attorney, dated January 1, 2018, is incorporated by reference to Post-Effective Amendment No. 315 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(1)), filed on February 1, 2018.

(q)(2)	Power of Attorney for Christopher O. Petersen, dated February 16, 2015, is incorporated by reference to Post-Effective Amendment No. 221 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(7)), filed on February 27, 2015.

(q)(3)	Power of Attorney for Michael G. Clarke, dated May 23, 2016, is incorporated by reference to Post-Effective Amendment No. 261 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(3)), filed on May 27, 2016.

(q)(4)	Power of Attorney for Amy K. Johnson, dated May 11, 2016, is incorporated by reference to Post-Effective Amendment No. 261 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(4)), filed on May 27, 2016.

(q)(5)	Power of Attorney for Anthony P. Haugen, dated May 11, 2016, is incorporated by reference to Post-Effective Amendment No. 261 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(5)), filed on May 27, 2016.

(q)(6)	Power of Attorney for Joseph Beranek, dated January 3, 2019, is incorporated by reference to Post-Effective Amendment No. 343 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(6)), filed on January 14, 2019.

Item 29. Persons Controlled by or under Common Control with the Registrant

Columbia Management Investment Advisers, LLC (the investment manager or Columbia Management), as sponsor of the Columbia funds, may make initial capital investments in Columbia funds (seed accounts). Columbia Management also serves as investment manager of certain Columbia funds-of-funds that invest primarily in shares of affiliated funds (the underlying funds). Columbia Management does not make initial capital investments or invest in underlying funds for the purpose of exercising control. However, since these ownership interests may be significant, in excess of 25%, such that Columbia Management may be deemed to control certain Columbia funds, procedures have been put in place to assure that public shareholders determine the outcome of all actions taken at shareholder meetings. Specifically, Columbia Management (which votes proxies for the seed accounts) and the Boards of Trustees of the affiliated funds-of-funds (which votes proxies for the affiliated funds-of-funds) vote on each proposal in the same proportion as the vote of the direct public shareholders vote; provided, however, that if there are no direct public shareholders of an underlying fund or if direct public shareholders represent only a minority interest in an underlying fund, the Fund may cast votes in accordance with instructions from the independent members of the Board.

Item 30. Indemnification

Article Five of the Bylaws of Registrant provides that Registrant shall indemnify each of its trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) who are not employees or officers of any investment adviser to Registrant or any affiliated person thereof and its chief compliance officer, regardless of whether such person is an employee or officer of any investment adviser to Registrant or any affiliated person thereof, and may indemnify each of its trustees and officers (including persons who serve at Registrant’s request as directors, officers or trustees of another organization in which Registrant has any interest as a shareholder, creditor or otherwise) (i.e., those who are employees or officers of any investment adviser to Registrant or any affiliated person thereof) (Covered Persons) under specified circumstances, all as more fully set forth in the Registrant’s Bylaws, which have been filed as an exhibit to this registration statement.

Section 17(h) of the Investment Company Act of 1940 (1940 Act) provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office. In accordance with Section 17(h) of the 1940 Act, no Covered Person is indemnified under the Bylaws against any liability to Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Covered Person’s office.

Pursuant to the Distribution Agreement, Columbia Management Investment Distributors, Inc. agrees to indemnify the Registrant, its officers and trustees against claims, demands, liabilities and expenses under specified circumstances, all as more fully set forth in the Registrant’s Distribution Agreement, which has been filed as an exhibit to the registration statement. The Registrant may be party to other contracts that include indemnification provisions for the benefit of the Registrant’s trustees and officers.

The trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser and principal underwriter are insured under an errors and omissions liability insurance policy. Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it, for the benefit of Registrant and its non-interested trustees, against loss arising out of any effort, omission, or breach of any duty owed to Registrant or any series of Registrant by Columbia Management Investment Advisers, LLC.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission (SEC), such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, is unenforceable.

Item 31. Business and Other Connections of the Investment Adviser

To the knowledge of the Registrant, none of the directors or officers of Columbia Management Investment Advisers, LLC (the Investment Manager), the Registrant’s investment adviser, or the subadviser to a series of the Registrant, except as set forth below, are or have been, at any time during the Registrant’s past two fiscal years, engaged in any other business, profession, vocation or employment of a substantial nature.

(a)

The Investment Manager, a wholly-owned subsidiary of Ameriprise Financial, Inc. performs investment advisory services for the Registrant and certain other clients. Information regarding the business of the Investment Manager and certain of its officers is set forth in the Prospectuses and Statements of Additional Information of the Registrant’s portfolios and is incorporated herein by reference. Information about the business of the Investment Manager and the directors and principal executive officers of the Investment Manager is also included in the Form ADV filed by the Investment Manager (formerly, RiverSource Investments, LLC) with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-25943), which is incorporated herein by reference. In addition to their position with the Investment Manager, certain directors and officers of the Investment Manager also hold various positions with, and engage in business for, Ameriprise Financial, Inc. or its other subsidiaries.

(b)

AlphaSimplex Group, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of AlphaSimplex Group, LLC and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by AlphaSimplex Group, LLC and is incorporated herein by reference. Information about the business of AlphaSimplex Group, LLC and the directors and principal executive officers of AlphaSimplex Group, LLC is also included in the Form ADV filed by AlphaSimplex Group, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-62448), which is incorporated herein by reference.

(c)

AQR Capital Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of AQR Capital Management, LLC and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by AQR Capital Management, LLC and is incorporated herein by reference. Information about the business of AQR Capital Management, LLC and the directors and principal executive officers of AQR Capital Management, LLC is also included in the Form ADV filed by AQR Capital Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-55543), which is incorporated herein by reference.

(d)

Arrowstreet Capital, Limited Partnership performs investment management services for the Registrant and certain other clients. Information regarding the business of Arrowstreet Capital, Limited Partnership and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Arrowstreet Capital, Limited Partnership and is incorporated herein by reference. Information about the business of Arrowstreet Capital, Limited Partnership and the directors and principal executive officers of Arrowstreet Capital, Limited Partnership is also included in the Form ADV filed by Arrowstreet Capital, Limited Partnership with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-56633), which is incorporated herein by reference.

(e)

Baillie Gifford Overseas Limited performs investment management services for the Registrant and certain other clients. Information regarding the business of Baillie Gifford Overseas Limited and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Baillie Gifford Overseas Limited and is incorporated herein by reference. Information about the business of Baillie Gifford Overseas Limited and the directors and principal executive officers of Baillie Gifford Overseas Limited is also included in the Form ADV filed by Baillie Gifford Overseas Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21051), which is incorporated herein by reference.

(f)

Boston Partners Global Investors, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Boston Partners Global Investors, Inc. and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Boston Partners Global Investors, Inc. and is incorporated herein by reference. Information about the business of Boston Partners Global Investors, Inc. and the directors and principal executive officers of Boston Partners Global Investors, Inc. is also included in the Form ADV filed by Boston Partners Global Investors, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-61786), which is incorporated herein by reference.

(g)

BMO Asset Management Corp. performs investment management services for the Registrant and certain other clients. Information regarding the business of BMO Asset Management Corp. and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by BMO Asset Management Corp. and is incorporated herein by reference. Information about the business of BMO Asset Management Corp. and the directors and principal executive officers of BMO Asset Management Corp. is also included in the Form ADV filed by BMO Asset Management Corp. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-35533), which is incorporated herein by reference.

(h)

Causeway Capital Management LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Causeway Capital Management LLC and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Causeway Capital Management LLC and is incorporated herein by reference. Information about the business of Causeway Capital Management LLC and the directors and principal executive officers of Causeway Capital Management LLC is also included in the Form ADV filed by Causeway Capital Management LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-60343), which is incorporated herein by reference.

(i)

Conestoga Capital Advisors, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Conestoga Capital Advisors, LLC and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Conestoga Capital Advisors, LLC and is incorporated herein by reference. Information about the business of Conestoga Capital Advisors, LLC and the directors and principal executive officers of Conestoga Capital Advisors, LLC is also included in the Form ADV filed by Conestoga Capital Advisors, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-60133), which is incorporated herein by reference.

(j)

EAM Investors, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of EAM Investors, LLC and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by EAM Investors, LLC and is incorporated herein by reference. Information about the business of EAM Investors, LLC and the directors and principal executive officers of EAM Investors, LLC is also included in the Form ADV filed by EAM Investors, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-70305), which is incorporated herein by reference.

(k)

Hotchkis and Wiley Capital Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Hotchkis and Wiley Capital Management, LLC and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Hotchkis and Wiley Capital Management, LLC and is incorporated herein by reference. Information about the business of Hotchkis and Wiley Capital Management, LLC and the directors and principal executive officers of Hotchkis and Wiley Capital Management, LLC is also included in the Form ADV filed by Hotchkis and Wiley Capital Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-60512), which is incorporated herein by reference.

(l)

J.P. Morgan Investment Management Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of J.P. Morgan Investment Management Inc. and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by J.P. Morgan Investment Management Inc. and is incorporated herein by reference. Information about the business of J.P. Morgan Investment Management Inc. and the directors and principal executive officers of J.P. Morgan Investment Management Inc. is also included in the Form ADV filed by J.P. Morgan Investment Management Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21011), which is incorporated herein by reference.

(m)

Loomis, Sayles and Company, L.P. performs investment management services for the Registrant and certain other clients. Information regarding the business of Loomis, Sayles and Company, L.P. and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Loomis, Sayles and Company, L.P. and is incorporated herein by reference. Information about the business of Loomis, Sayles and Company, L.P. and the directors and principal executive officers of Loomis, Sayles and Company, L.P. is also included in the Form ADV filed by Loomis, Sayles and Company, L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-170), which is incorporated herein by reference.

(n)

Los Angeles Capital Management and Equity Research, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Los Angeles Capital Management and Equity Research, Inc. and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Los Angeles Capital Management and Equity Research, Inc. and is incorporated herein by reference. Information about the business of Los Angeles Capital Management and Equity Research, Inc. and the directors and principal executive officers of Los Angeles Capital Management and Equity Research, Inc. is also included in the Form ADV filed by Los Angeles Capital Management and Equity Research, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-60934), which is incorporated herein by reference.

(o)

Manulife Asset Management (US) LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Manulife Asset Management (US) LLC and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Manulife Asset Management (US) LLC and is incorporated herein by reference. Information about the business of Manulife Asset Management (US) LLC and the directors and principal executive officers of Manulife Asset Management (US) LLC is also included in the Form ADV filed by Manulife Asset Management (US) LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-42023), which is incorporated herein by reference.

(p)

PGIM, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of PGIM, Inc. and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by PGIM, Inc. and is incorporated herein by reference. Information about the business of PGIM, Inc. and the directors and principal executive officers of PGIM, Inc. is also included in the Form ADV filed by PGIM, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-22808), which is incorporated herein by reference.

(q)

TCW Investment Management Company LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of TCW Investment Management Company LLC and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by TCW Investment Management Company LLC and is incorporated herein by reference. Information about the business of TCW Investment Management Company LLC and the directors and principal executive officers of TCW Investment Management Company LLC is also included in the Form ADV filed by TCW Investment Management Company LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-29075), which is incorporated herein by reference.

(r)

Threadneedle International Limited performs investment management services for the Registrant and certain other clients. Information regarding the business of Threadneedle International Limited and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Threadneedle International Limited and is incorporated herein by reference. Information about the business of Threadneedle International Limited and the directors and principal executive officers of Threadneedle International Limited is also included in the Form ADV filed by Threadneedle International Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-63196), which is incorporated herein by reference.

(s)

Voya Investment Management Co. LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Voya Investment Management Co. LLC and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Voya Investment Management Co. LLC and is incorporated herein by reference. Information about the business of Voya Investment Management Co. LLC and the directors and principal executive officers of Voya Investment Management Co. LLC is also included in the Form ADV filed by Voya Investment Management Co. LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-9046), which is incorporated herein by reference.

(t)

Water Island Capital, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Water Island Capital, LLC and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Water Island Capital, LLC and is incorporated herein by reference. Information about the business of Water Island Capital, LLC and the directors and principal executive officers of Water Island Capital, LLC is also included in the Form ADV filed by Water Island Capital, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-57341), which is incorporated herein by reference.

(u)

Wells Capital Management Incorporated performs investment management services for the Registrant and certain other clients. Information regarding the business of Wells Capital Management Incorporated and certain of its officers is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s portfolio(s) subadvised by Wells Capital Management Incorporated and is incorporated herein by reference. Information about the business of Wells Capital Management Incorporated and the directors and principal executive officers of Wells Capital Management Incorporated is also included in the Form ADV filed by Wells Capital Management Incorporated with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21122), which is incorporated herein by reference.

Item 32. Principal Underwriter

(a)	Columbia Management Investment Distributors, Inc. acts as principal underwriter for the following investment companies, including the Registrant:

Columbia Acorn Trust; Columbia Funds Series Trust; Columbia Funds Series Trust I; Columbia Funds Series Trust II; Columbia Funds Variable Series Trust II; Columbia Funds Variable Insurance Trust and Wanger Advisors Trust.

(b)	As to each director, principal officer or partner of Columbia Management Investment Distributors, Inc.

Name and Principal Business Address*	Position and Offices with Principal Underwriter	Positions and Offices with Registrant
William F. Truscott	Chief Executive Officer	Board Member, Senior Vice President
Scott E. Couto	President	None
Jeffrey J. Scherman	Chief Financial Officer	None
Michael E. DeFao	Vice President, Chief Legal Officer and Assistant Secretary	Vice President and Assistant Secretary
Stephen O. Buff	Vice President, Chief Compliance Officer	None
James Bumpus	Vice President – National Sales Manager	None
Thomas A. Jones	Vice President and Head of Strategic Relations	None
Gary Rawdon	Vice President – Sales Governance and Administration	None
Leslie A. Walstrom	Vice President and Head of U.S. Marketing	None
Daniel J. Beckman	Vice President and Head of U.S. Retail Product	None
Marc Zeitoun	Vice President, Head of Strategic Beta and Head of Private Client Accounts	None
Thomas R. Moore	Secretary	None
Paul B. Goucher	Vice President and Assistant Secretary	Senior Vice President and Assistant Secretary
Amy L. Hackbarth	Vice President and Assistant Secretary	None
Nancy W. LeDonne	Vice President and Assistant Secretary	None
Ryan C. Larrenaga	Vice President and Assistant	Senior Vice President,

	Secretary	Chief Legal Officer and Secretary
Joseph L. D’Alessandro	Vice President and Assistant Secretary	Assistant Secretary
Christopher O. Petersen	Vice President and Assistant Secretary	President and Principal Executive Officer
James E. Brefeld, Jr.	Treasurer	None
Michael Tempesta	Anti-Money Laundering Officer and Identity Theft Prevention Officer	None
Kevin Wasp	Ombudsman	None
Kristin Weisser	Conflicts Officer	None

*	The principal business address of Columbia Management Investment Distributors, Inc. is 225 Franklin Street, Boston, MA 02110.

(c)	Not Applicable.

Item 33. Location of Accounts and Records

Persons maintaining physical possession of accounts, books and other documents required to be maintained by Section 31(a) of the 1940 Act and the Rules thereunder include:

•	Registrant, 225 Franklin Street, Boston, MA 02110;

•	Registrant’s investment adviser and administrator, Columbia Management Investment Advisers, LLC, 225 Franklin Street, Boston, MA 02110;

•	Registrant’s subadviser, Alpha Simplex Group, LLC, 255 Main Street, Cambridge, MA 02142;

•	Registrant’s subadviser, Arrowstreet Capital, Limited Partnership, 200 Clarendon Street, 30th Floor, Boston, MA 02116;

•	Registrant’s subadviser, AQR Capital Management, LLC, Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830;

•	Registrant’s subadviser, Baillie Gifford Overseas Limited, Calton Square, 1 Greenside Row, Edinburgh, EH1 3AN;

•	Registrant’s subadviser, Boston Partners Global Investors, Inc., 909 Third Avenue, New York, NY 10022;

•	Registrant’s subadviser, BMO Asset Management, Corp., 115 South LaSalle Street, 11th Floor, Chicago, IL, 60603;

•	Registrant’s subadviser, Causeway Capital Management LLC, 11111 Santa Monica Blvd., 15th Floor, Los Angeles, CA 90025;

•	Registrant’s subadviser, Conestoga Capital Advisors, LLC, 550 East Swedesford Road, Suite 120, Wayne, PA 19087;

•	Registrant’s subadviser, EAM Investors, LLC, 2533 South Coast Highway 101, Suite 240, Cardiff-by-the-Sea, CA 92007;

•	Registrant’s subadviser, Hotchkis and Wiley Capital Management, LLC, 725 South Figueroa Street, Los Angeles, CA 90017;

•	Registrant’s subadviser, J.P. Morgan Investment Management Inc., 270 Park Avenue, New York, NY 10017;

•	Registrant’s subadviser, Loomis, Sayles and Company, L.P., One Financial Center, Boston, MA 02111;

•	Registrant’s subadviser, Los Angeles Capital Management and Equity Research, Inc., 1150 Santa Monica Blvd., Suite 200, Los Angeles, CA 90025;

•	Registrant’s subadviser, Manulife Asset Management (US) LLC, 197 Clarendon St # 4, Boston, MA 02116;

•	Registrant’s subadviser, PGIM, Inc./Prudential Financial, Inc., 655 Broad Street, Newark, NJ 07102;

•	Registrant’s subadviser, TCW Investment Management Company LLC, 865 South Figueroa Street, Suite 1800, Los Angeles, CA 90017;

•	Registrant’s subadviser, Threadneedle International Limited, Cannon Place, 78 Cannon Street, London EC4N 6AG, United Kingdom;

•	Registrant’s subadviser, Voya Investment Management Co. LLC, 230 Park Avenue, New York, NY, 10169;

•	Registrant’s subadviser, Water Island Capital, LLC, 41 Madison Avenue, 42nd floor, New York, NY 10010;

•	Registrant’s subadviser, Wells Capital Management Incorporated, 525 Market Street, San Francisco, California 94105;

•	Registrant’s provider of advisory service as delegated by DGHM, Real Estate Management Services Group, LLC, 1100 Fifth Avenue South, Suite 305, Naples, FL 34102;

•	Registrant’s former subadviser, Dalton, Greiner, Hartman, Maher & Co., 565 Fifth Avenue, Suite 2101, New York, NY 10017;

•	Registrant’s former subadviser, Eaton Vance Management, Two International Place, Boston, MA 02110;

•	Registrant’s former subadviser, Federated Investment Management Company, Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779;

•	Registrant’s former subadviser, Nordea Investment Management North America, Inc., 1211 Avenue of the Americas, 23rd Floor, New York, NY;

•	Registrant’s former subadviser, RS Investment Management Co. LLC, One Bush Street, Suite 900, San Francisco, CA 94104;

•	Registrant’s former subadviser, Wasatch Advisors Inc, 505 Wakara Way, 3rd Floor, Salt Lake City, UT 84108;

•	Registrant’s principal underwriter, Columbia Management Investment Distributors, Inc., 225 Franklin Street, Boston, MA, 02110;

•	Registrant’s transfer agent, Columbia Management Investment Services Corp., 225 Franklin Street, Boston, MA, 02110;

•	Registrant’s custodian, JP Morgan Chase Bank, N.A., 1 Chase Manhattan Plaza 19th Floor, New York, NY 10005; and

•	Registrant’s former custodian, State Street Bank and Trust Company, State Street Financial Center, One Lincoln Street, Boston, MA 02111.

In addition, Iron Mountain Records Management is an off-site storage facility housing historical records that are no longer required to be maintained on-site. Records stored at this facility include various trading and accounting records, as well as other miscellaneous records. The address for Iron Mountain Records Management is 920 & 950 Apollo Road, Eagan, MN 55121.

Certain information on the above-referenced physical possession of accounts, books and other documents is also included in the Registrant’s filings on Form N-CEN filed with the Securities and Exchange Commission on October 12, 2018, November 13, 2018 and January 10, 2019 with respect to Funds with fiscal years July 31, 2018, August 31, 2018 and October 31, 2018, respectively.

Item 34. Management Services

Not Applicable.

Item 35. Undertakings

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, COLUMBIA FUNDS SERIES TRUST I, has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Minneapolis, and the State of Minnesota on the 13th day of February, 2019.

COLUMBIA FUNDS SERIES TRUST I

By:	/s/ Christopher O. Petersen
Christopher O. Petersen President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 13th day of February, 2019.

Signature	Capacity	Signature	Capacity

/s/ Christopher O. Petersen Christopher O. Petersen	President (Principal Executive Officer)	/s/ David M. Moffett* David M. Moffett	Trustee

/s/ Michael G. Clarke* Michael G. Clarke	Chief Financial Officer (Principal Financial Officer) and Senior Vice President	/s/ John J. Neuhauser* John J. Neuhauser	Trustee

/s/ Joseph Beranek* Joseph Beranek	Treasurer and Chief Accounting Officer (Principal Accounting Officer)	/s/ Patrick J. Simpson* Patrick J. Simpson	Trustee

/s/ Douglas A. Hacker* Douglas A. Hacker	Chair of the Board	/s/ William F. Truscott* William F. Truscott	Trustee

/s/ Janet L. Carrig* Janet L. Carrig	Trustee	/s/ Anne-Lee Verville* Anne-Lee Verville	Trustee

/s/ Nancy T. Lukitsh* Nancy T. Lukitsh	Trustee

*	By:	/s/ Joseph D’Alessandro
	Name:	Joseph D’Alessandro**
Attorney-in-fact

**

Executed by Joseph D’Alessandro on behalf of Michael G. Clarke pursuant to a Power of Attorney, dated May 23, 2016 and incorporated by reference to Post-Effective Amendment No. 261 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(3)), filed with the Commission on May 27, 2016, on behalf of Joseph Beranek pursuant to a Power of Attorney, dated January 3, 2019, and incorporated by reference to Post-Effective Amendment No. 343 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(6)), filed with the Commission on January 14, 2019 and on behalf of each of the Trustees pursuant to a Trustees Power of Attorney, dated January 1, 2018, and incorporated by reference to Post-Effective Amendment No. 315 to Registration Statement No. 2-99356 of the Registrant on Form N-1A (Exhibit (q)(1)), filed with the Commission on February 1, 2018.

Exhibit Index

(d)(22)	Subadvisory Agreement between Columbia Management Investment Advisers, LLC and Hotchkis and Wiley Capital Management, LLC, on behalf of Multi-Manager Small Cap Equity Strategies Fund, dated February 13, 2019

(p)(21)	Code of Ethics of Hotchkis and Wiley Capital Management, LLC, as of August 15, 2017